Exhibit 21
ROCKWELL AUTOMATION, INC.

LIST OF SUBSIDIARIES OF THE COMPANY
AS OF SEPTEMBER 30, 2016

		Percentage of Voting Securities Owned By
Name	Jurisdiction	Registrant	Subsidiary
Anorad Corporation	New York	100%
MagneMotion Inc.	Delaware	100%
Maverick Technologies Holdings, LLC	Missouri	100%
Maverick Technologies, LLC	Missouri		100%
Rockwell Automation (China) Company Limited	China		100%
Rockwell Automation Switzerland G.m.b.H	Switzerland		100%
Rockwell Automation Asia Pacific Business Center PTE. Ltd.	Singapore		100%
Rockwell Automation Australia Ltd.	Australia		100%
Rockwell Automation B.V.	Netherlands		100%
Rockwell Automation Canada Holdings Inc.	Canada		100%
Rockwell Automation Canada Ltd.	Canada		100%
Rockwell Automation Control Solutions (Harbin) Co., Ltd.	China		100%
Rockwell Automation de Mexico S.A. de C.V.	Mexico		100%
Rockwell Automation do Brasil Ltda.	Brazil	100%
Rockwell Automation Europe B.V.	Netherlands		100%
Rockwell Automation G.m.b.H.	Germany		100%
Rockwell Automation Germany G.m.b.H. & Co. KG	Germany		100%
Rockwell Automation India Private Limited	India		100%
Rockwell Automation International Holdings LLC	Delaware	100%
Rockwell Automation Korea Ltd.	Korea		100%
Rockwell Automation Limited	United Kingdom		100%
Rockwell Automation L.L.C.	United Arab Emirates		49%
Rockwell Automation Manufacturing (Shanghai) Limited	China		100%
Rockwell Automation Monterrey Manufacturing S de RL de CV	Mexico		100%
Rockwell Automation of Ohio, Inc.	Ohio	100%
Rockwell Automation Proprietary Limited	South Africa		74.99999%
Rockwell Automation Solutions G.m.b.H.	Germany		100%
Rockwell Automation Sp. z.o.o.	Poland		100%
Rockwell Automation Technologies, Inc.	Ohio	100%
Rockwell European Holdings Ltd.	England		100%

Listed above are certain subsidiaries included in our consolidated financial statements. Unlisted subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.